Exhibit 5.1
                                CONNER & WINTERS

                                    P.L.L.C.

                                     LAWYERS

                                 100 WEST CENTER
                                    SUITE 200
                          FAYETTEVILLE, ARKANSAS 72701

                                     _______


                                  July 28, 2000


Southwestern Energy Company
1083 Sain Street
Fayetteville, Arkansas 72703

         Re:      Registration Statement of Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Southwestern Energy Company, an Arkansas corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement") relating to an aggregate of 1,254,000 shares of the Company's common stock, par value $.10 per share (the "Shares"), which may be issued pursuant to restricted stock awards ("Restricted Stock") or options ("Options") granted under the terms of the Southwestern Energy Company 2000 Stock Incentive Plan (the "Incentive Plan") or under stock option and restricted stock agreements (the "Agreements").

         In rendering the following opinion, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and (i) upon the issuance of Restricted Stock pursuant to the terms of the Incentive Plan, the Shares so issued will be legally issued, fully paid and nonassessable, (ii) upon the issuance of Shares pursuant to the exercise of an Option in accordance with its terms and the terms of the Incentive Plan or the Agreement, as the case may be, the Shares so issued, when paid for in accordance with the terms of the Incentive Plan or the Agreement, as the

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July 28, 2000
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case may be,  and at a price  per share in excess of the par value per share for such Shares, will be legally issued, fully paid and nonassessable and (iii) the Shares issued as Restricted Stock pursuant to the Agreements are legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                  Very truly yours,

                                                  /s/ Conner & Winters, P.L.L.C.

                                                  Conner & Winters, P.L.L.C.